SCHEDULE A
to the
PACER FUNDS TRUST
DISTRIBUTION PLAN
(12b-1 Plan)

As Amended March 12, 2018

Series of Pacer Funds Trust	Rule 12b-1 Fee

Pacer Trendpilot™ US Large Cap ETF	0.25%

Pacer Trendpilot™ US Mid Cap ETF	0.25%

Pacer Trendpilot™ 100 ETF	0.25%

Pacer Trendpilot™ European Index ETF	0.25%

Pacer Autopilot Hedged European Index ETF	0.25%

Pacer US Export Leaders ETF	0.25%

Pacer International Export Leaders ETF	0.25%

Pacer Global Cash Cows Dividend ETF	0.25%

Pacer US Cash Cows 100 ETF	0.25%

Pacer Developed Markets International Cash Cows 100 ETF	0.25%

Pacer US Small Cap Cash Cows 100 ETF	0.25%

Pacer WealthShield ETF	0.25%

Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Office Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Retail Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Net Lease Real Estate SCTR℠ ETF	0.25%

Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.25%

Pacer Military Times Best Employers ETF	0.25%